Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "EXCELSIOR PRIVATE MARKETS FUND III (TE), LLC", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF MARCH, A.D. 2013, AT 5:27 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5305030 8100	AUTHENTICATION: 0296018
130327765	DATE: 03-19-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:39 PM 03/18/2013
FILED 05:27 PM 03/18/2013
SRV 130327765 - 5305030 FILE

CERTIFICATE OF FORMATION

OF

EXCELSIOR PRIVATE MARKETS FUND III (TE), LLC

This Certificate of Formation of Excelsior Private Markets Fund III (TE), LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.).

FIRST:	The name of the limited liability company formed hereby is “Excelsior Private Markets Fund III (TE), LLC” (the “Company”).

SECOND:	The address of the registered office of the Company in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901.

THIRD:	The name and address of the registered agent for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 18th day of March, 2013.

/s/ Steven L. Suss Steven L. Suss Authorized Person